Exhibit 5.01

                           Thomas N. Long, P.C.
                               Law Offices
                     American National Bank Building
                       1912 Capitol Ave., Suite 406
                               P.O. Box 87
                           Cheyenne, WY  82003

 Thomas N. Long                       Telephone:  (307) 635-0710
 Thomas G. Kelly*                     Facsimile:  (307) 635-0413
 Paula J. Williams                    E-Mail:  Longwyolaw@aol.com
 *Admitted Wyoming & Nebraska         E.I.N.  83-0298514

 September 5, 1996


 Canmax Inc.
 Attn:  Mr. Philip M. Parsons
 Chief Financial Officer
 150 W. Carpenter Freeway
 Irving, TX  75039

 Re:  Offering of Shares of the Company by the Selling
      Shareholders

 Gentlemen:

 We are furnishing this opinion to you with respect to a certain proposed public offering of common stock (the "Shares") of Canmax Inc. (the "Company") previously issued to certain shareholders (the "Selling Shareholders"), as described in a certain Registration Statement filed with the Securities and Exchange Commission on March 1, 1996 and amended July 31, 1996 (the "Registration Statement"). Capitalized terms used in this letter shall have the meaning ascribed to them in the Registration Statement.

 We are special Wyoming counsel for the Company. In our capacity as such counsel, we have been supplied with photocopies of the following documents, which by your permission are the only documents we have examined:

       1. A draft of the Registration Statement as filed with the Securities and Exchange Commission on March 1, 1996;

       2. Written consent of directors in lieu of a meeting dated as of September 7, 1994;

       3. Written consent of directors in lieu of a meeting dated as of October 19, 1994;

       4. Written consent of directors in lieu of a meeting dated as of January 9, 1995;

       5. Written consent of directors in lieu of a meeting dated as of February 21, 1995;

       6.   The Articles of Continuance dated August 7, 1992 and
            Articles of Amendment dated November 30, 1994 (together, the "Articles of Incorporation") of the Company;

       7.   The By-Laws of the Company dated June 21, 1993;

       8. A Certificate of Existence, issued by the Secretary of State of the State of Wyoming on September 5, 1996 with respect to the Company's existence;

       9. Stock transfer records of the Company prepared by Montreal Trust Company, transfer agent for the Company; and

      10.   A Certificate of Philip M. Parsons, dated as of
            September 4, 1996, given in his capacity as treasurer of the Company, and a secretary's Certificate of Debra L. Burgess, dated as of March 20, 1996, given in her capacity as secretary of the Company and certifying the authenticity of items 2 through 5 and 7 above.

 In connection with this opinion, as to any matters of fact, we are relying on the certificates of the secretary and treasurer of the Company referred to above, and those documents we have reviewed as noted above. As used herein, the words "to our knowledge" or words of like import referring to the knowledge of attorneys in this firm representing the Company indicate such reliance and that during the course of our representation of the Company no information has come to our attention which would give actual current consciousness of the unreliability of such represented facts to the attorneys in this firm who have assisted in the preparation of this opinion letter, and that although nothing has so come to our attention we have not undertaken any independent review or investigation to determine the existence or absence of such facts.

 For purposes of this opinion, and with your permission, we have assumed the following:

    (i) the genuineness of all signatures on documents reviewed by us;

    (ii) the authenticity of all documents submitted to us as originals, if any;

    (iii) the conformity to authentic originals of all documents submitted to us as certified, photostatic or telefacsimile copies, with no subsequent material amendments or modifications thereto having been made;

    (iv)   the due execution and delivery of the Shares;

    (v)    the legal capacity of the Selling Shareholders; and

    (vi) the absence of adverse facts not apparent from the above-listed documents reviewed by us.

 We have examined Wyoming law in our consideration of the opinions expressed below. Our examination has been limited to only current laws of general applicability, excluding local laws and regulations, and laws or regulations not published in a manner generally available to practicing attorneys. Based solely on the foregoing and subject to the exceptions, qualifications, limitations and assumptions set forth in this letter, we are of the opinion that:

       1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming.

       2. The Shares have been duly authorized and are validly issued and are non-assessable.

 The foregoing opinion is subject to the following qualifications:

       1. Our opinion is limited to the effect of the present internal laws of the State of Wyoming (excluding
            Wyoming securities and anti-trust laws), and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction nor to whether any jurisdiction would apply Wyoming law when examining the documents referred to herein.

       2. The opinions expressed herein are strictly limited to the matters stated and the context described herein and no other opinions may be implied, nor may this opinion be relied upon by you or any party in any other context.

       3. We have prepared this opinion for you at your request and for your benefit, and it shall not be relied upon, used, circulated, quoted or referred to by any other party without our written permission.

       4. Our opinion is limited to the facts as represented to us as they existed as of the date or dates of representation, and we disclaim any undertaking to investigate such facts or to advise you of any changes which hereafter may be brought to our attention.

 We consent to the filing of this opinion as an exhibit to the Registration Statement, and consent to the use of our name in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended or the rules of the Securities and Exchange Commission issued thereunder.


                                    Very truly yours,


                                    THOMAS N. LONG, P.C.

                                    BY:  THOMAS N. LONG


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